Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL MEDICAL REIT INC. ANNOUNCES 2016 THIRD QUARTER FINANCIAL RESULTS

A reconciliation of non-GAAP financial measures for Funds from Operations and Adjusted Funds from Operations is included in the financial tables at the end of this announcement.

Bethesda, MD – November 10, 2016 – Global Medical REIT Inc. (NYSE:GMRE) (the “Company”) today reports financial results for the third quarter and nine-month period ended September 30, 2016.

2016 Third Quarter Highlights (all comparisons are to the same prior year quarter unless otherwise noted)

•	Raised $150 million of gross proceeds ($137 million, net) in an Initial Public Offering (“IPO”) that closed in July.

•	Total revenue increased to $2.0 million from $0.5 million.

•	Net loss increased to $(2.0) million from $(0.5) million.

•	Funds from Operations (“FFO”) of $(0.08) per share.

•	Adjusted Funds from Operations ("AFFO") of $(0.03) per share.

•	Occupancy rate of 100% at both September 30, 2016 and September 30, 2015.

•	During the quarter, the Company completed the acquisition of an additional 6 facilities containing an aggregate of 130,826 square feet of gross leasable area for an aggregate combined purchase price of approximately $31 million.

•	On September 14, 2016, the Company declared a quarterly cash dividend of $0.20 per share of common stock to stockholders of record as of September 27, 2016 and to the holders of the Company’s long-term incentive plan units that were granted on July 1, 2016. On an annualized basis, this amounts to a dividend of $0.80 per share, or an 8.2% dividend yield based on the closing price of the Company’s common stock of $9.76 per share on September 30, 2016.

•	Subsequent to quarter-end, the Company received a commitment for a $75 million secured credit facility that the Company will be able to use to finance acquisitions.

2016 Nine Month Highlights (all comparisons are to the same prior year nine-month period unless otherwise noted)

•	Total revenue increased to $5.1 million from $1.4 million.

•	Net loss increased to $(4.4) million from $(0.8) million.

•	FFO of $(0.44) per share.

•	AFFO of $(0.20) per share.

•	As of September 30, 2016, the Company’s property portfolio included 18 properties with gross leasable area of 375,155 square feet. As of September 30, 2015, the Company owned 3 properties with gross leasable area of 77,146 square feet.

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David Young, the Company’s Chief Executive Officer, commented, “The third quarter of 2016 kicked off with the successful completion of our IPO. Since the closing of the IPO in July, we have focused on deploying the capital we raised and I am happy to report that, in addition to the six properties we acquired in three separate transactions during the third quarter of 2016, the Company subsequently acquired a total of seven additional properties after quarter end. These seven properties were acquired in two separate transactions, which added approximately 44,800 square feet of leasable area, for a combined purchase price of approximately $8.6 million. Including these seven properties, our gross leasable area is approximately 420,000 square feet and our gross investment in real estate is approximately $133 million. Also, subsequent to quarter end, we executed contracts for three additional acquisitions with a combined purchase price of approximately $15.2 million. Cumulatively, these three acquisitions include six buildings covering approximately 86,800 square feet of leasable area. We expect the acquisitions to close during the fourth quarter.”

“Our addressable market is significant and we are just getting started. Based on our recent closings, the properties we have under contract, and the expanding pipeline of additional acquisition opportunities we are seeing, I feel confident that we will be successful in achieving the growth and scale our investors expect in the coming months.“

Mr. Young continued, “Over the course of the quarter, we saw a noticeable increase in our deal cadence, both in terms of quantity of opportunities along with the total dollar potential. It is heartening to see the hard work of our deal team beginning to bear fruit and we are optimistic that this trend will continue.”

2016 Third Quarter Financial Review

•	For the three months ended September 30, 2016, total revenue increased to $2.0 million, compared with total revenue of $0.5 million for the comparable prior year quarter.

•	Net loss for the three months ended September 30, 2016 was $(2.0) million, or $(0.11) per basic and diluted share, compared to net loss of $(0.5) million, or $(1.99) per basic and diluted share, during the comparable prior year quarter.

•	The increase in net loss for the three months ended September 30, 2016 was primarily due to increased operating expenses as a result of the growth in the Company’s portfolio of properties.

•	FFO per share was $(0.08) based on 17,371,743 basic and diluted weighted average shares outstanding compared to $(1.38) for the comparable prior year quarter based on 250,000 basic and diluted weighted average shares outstanding.

•	AFFO per share was $(0.03) based on 17,371,743 basic and diluted weighted average shares outstanding compared to $(0.35) for the comparable prior year quarter based on 250,000 basic and diluted weighted average shares outstanding.

2016 Year-to-Date Financial Review

•	For the nine months ended September 30, 2016, total revenue increased to $5.1 million, compared with total revenue of $1.4 million for the comparable prior year period.

•	Net loss for the nine months ended September 30, 2016 was $(4.4) million, or $(0.68) per basic and diluted share, compared to net loss of $(0.8) million, or $(3.28) per basic and diluted share, for the comparable prior year period.

•	The increase in net loss for the nine months ended September 30, 2016 was primarily due to increased operating expenses as a result of the growth in the Company’s portfolio of properties.

•	FFO per share was $(0.44) based on 6,514,230 basic and diluted weighted average shares outstanding compared to $(1.49) for the comparable prior year period based on 250,000 basic and diluted weighted average shares outstanding.

•	AFFO per share was $(0.20) based on 6,514,230 basic and diluted weighted average shares outstanding compared to $(0.22) for the comparable prior year period based on 250,000 basic and diluted weighted average shares outstanding.

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Acquisition Activity During the Quarter

•	On July 20, 2016, the Company completed its acquisition of the Berks Eye Center Surgery Center and Clinical Properties in Wyomissing, PA for a total of $9.2 million (approximately $9.38 million including legal and related fees). The acquisition included a 17,000 square-foot eye center, built in 1992 and renovated in 2008, along with a 6,500 square-foot eye surgery center. The eye center is being leased back to Berks Eye Physicians & Surgeons, Ltd. and the eye surgery center is being leased back to Ridgewood Surgery Associates LLC. Both leases are 10-year absolute triple-net lease agreements that expire in 2026 and are cross defaulted. Both leases also provide for two successive five-year extensions at the options of the tenants. The acquisition was funded using a portion of the proceeds from the Company’s initial public offering.

•	On September 29, 2016, the Company completed its acquisition of the Prospect Medical facility, a 60,442 square-foot medical office building (“MOB”) located in East Orange, New Jersey on the campus of the East Orange General Hospital, for a purchase price of approximately $11.86 million (approximately $12.3 million including legal and related fees). The building currently houses physician offices, a 29-bed dialysis center, a wound center, a diagnostic lab, a hyperbaric chamber and a pharmacy. The acquisitions included the MOB, together with the real property, the improvements, and all appurtenances thereto. Upon the closing of the transaction, the Company leased the MOB to Prospect Medical Holdings, Inc. (“PMH”) under a 10-year triple-net lease that expires in 2026. The lease provides for four additional five-year extensions at the option of the tenant. The acquisition was funded using a portion of the proceeds from the Company’s initial public offering.

•	On September 30, 2016, the Company closed on the acquisition of the Watertown facilities. Located in Watertown, SD, the acquisition included a 30,062 square-foot clinic; a 3,136 square-foot administration building; and a 13,686 square-foot facility, for an aggregate purchase price of approximately $9.0 million (approximately $9.1 million including legal and related fees). The Facilities are operated by the Brown Clinic, P.L.L.P. (“Brown Clinic”), a South Dakota professional limited liability partnership. Upon the closing of the transaction, the Company leased the portfolio properties to Brown Clinic under a 15-year triple-net lease that expires in 2031. The lease provides for two additional five-year extensions at the option of the tenant. The acquisition was funded using a portion of the proceeds from the Company’s initial public offering.

Acquisition Activity Subsequent to Quarter End

Completed Acquisitions

•	Subsequent to quarter-end, the Company closed two separate acquisitions with a combined purchase price of approximately $8.6 million. The acquisitions combined included seven buildings encompassing 44,816 square feet of leasable space. Of the seven buildings, five are located in Sandusky, OH (the “NOMS” acquisition) and were acquired for approximately $4.6 million. The five buildings are being leased back to NOMS under an 11-year triple net lease agreement. The remaining two buildings are located in Carson City, NV and were acquired for approximately $4 million. As part of this transaction the Company assumed a seven-year triple net lease agreement with the existing tenant. Both acquisitions were funded using a portion of the proceeds from the Company’s initial public offering.

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Planned Acquisitions Under Contract

•	The NOMS acquisition includes an additional two buildings that are under contract but have not yet closed. The Company expects to close the acquisition of these two buildings in December for a purchase price of approximately $5.4 million following completed renovation work and satisfaction of customary closing conditions. The two additional buildings will add 26,747 square feet of leasable space. Upon the closing of the transaction the buildings will be leased to NOMS under an 11-year triple net lease agreement. The acquisition will be funded using a portion of the proceeds from the Company’s initial public offering.

•	On November 1, 2016, the Company entered into a purchase agreement to acquire three buildings, consisting of one medical office building and two ancillary healthcare related buildings, encompassing 44,162 square feet located in Ellijay, Georgia for an aggregate purchase price of approximately $4.9 million. Upon the closing of the transaction, the Company will assume a 10-year triple net lease agreement with the existing master tenant that leases all three buildings. The Company expects to complete this transaction during the fourth quarter of 2016. The acquisition will be funded using a portion of the proceeds from the Company’s initial public offering.

•	On November 4, 2016, the Company entered into a purchase agreement to acquire a 15,871 square-foot surgical and imaging center in Las Cruces, New Mexico for a total purchase price of approximately $4.9 million. The Company will enter into a 12-year triple net lease agreement with Las Cruces Orthopedic Associates upon completion of the transaction. The Company expects to complete this transaction during the fourth quarter of 2016. The acquisition will be funded using a portion of the proceeds from the Company’s initial public offering.

Leasing Review

•	During the quarter ended September 30, 2016, the Company entered into lease agreements for six buildings totaling 130,826 square feet.

•	At quarter end, the Company’s total portfolio included 18 buildings leased to 12 tenants.

•	Total gross leasable area across the Company’s portfolio was approximately 375,155 square feet as of September 30, 2016 with an overall occupancy rate of 100%.

•	The average lease term remaining for the entire portfolio was 11 years at September 30, 2016 with an average annual base rent of $27.27 per square foot.

Balance Sheet Summary

•	The Company’s cash and cash equivalents balance was $81.3 million at September 30, 2016, compared to $9.2 million at December 31, 2015.

•	The Company’s net investment in real estate as of September 30, 2016 was $122.3 million, compared to $55.1 million as of December 31, 2015.

•	The Company’s total debt, including third party debt (net of unamortized discount) and related party debt, was $40.3 million at September 30, 2016, compared to $63.9 million at December 31, 2015. The Company’s weighted-average interest rate and term of its debt was 4.88% and 8.13 years, respectively, at September 30, 2016, compared to 6.67% and 4.06 years, respectively, at December 31, 2015.

•	As mentioned above, subsequent to quarter-end, the Company received a commitment for a $75 million secured credit facility that the Company will be able to use to finance acquisitions.

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Supplemental Information

Further details regarding the Company’s management team and board of directors, its portfolio of properties, and its acquisition strategy are available through the Company’s website at www.globalmedicalreit.com.

Earnings Call

The Company will hold its third quarter 2016 conference call later today, November 10, 2016, at 11:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet via the “Investor Relations” section of GMRE’s website at www.globalmedicalreit.com or by clicking on the conference call link http://globalmedicalreit.equisolvewebcast.com/q3-2016, or they may participate in the conference call by dialing 1-877-407-3948 and referencing Global Medical REIT. An audio replay of the conference call will be posted on the Company’s website.

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to leading clinical operators with dominant market share. The Company intends to produce increasing, reliable rental revenue by expanding its portfolio, and leasing each of its healthcare facilities to a single market-leading operator under a long-term triple-net lease. The Company’s management team has significant healthcare, real estate and public real estate investment trust, or REIT, experience and has long-established relationships with a wide range of healthcare providers. The Company intends to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with its contemplated taxable year ending December 31, 2016.

Consolidated Financial Information

A copy of the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016, which includes the Company’s consolidated financial statements, notes to the consolidated financial statements, and management’s discussion & analysis of financial condition and results of operations disclosures, will be available upon filing through the U.S. Securities and Exchange Commission’s website (www.sec.gov).

Non-GAAP Financial Measures

FFO and AFFO are non-GAAP financial measures within the meaning of the rules of the U.S. Securities and Exchange Commission. The Company considers FFO and AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss [computed in accordance with generally accepted accounting principles (”GAAP”)] before non-controlling interests of holders of operating partnership units, excluding gains (or losses) from sales of property and extraordinary items, plus real estate related depreciation and amortization [excluding amortization of deferred financing costs (“debt discount”)], and after adjustments for unconsolidated partnerships and joint ventures. The Company did not incur any gains or losses from the sales of property or record any adjustments for unconsolidated partnerships and joint ventures during the three and nine month periods ended September 30, 2016 and 2015. Because FFO excludes real estate related depreciation and amortization (other than amortization of debt discount), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

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Management calculates AFFO, which is also a non-GAAP financial measure, by modifying the NAREIT computation of FFO by adjusting it for certain non-cash and non-recurring items. For the Company these items include acquisition and disposition costs, loss on the extinguishment of debt, straight line deferred rental revenue, stock-based compensation expense, amortization of debt discount, recurring capital expenditures, recurring lease commissions, recurring tenant improvements and other non-cash and non-recurring items. Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis. The Company’s FFO and AFFO computations may not be comparable to FFO and AFFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, that interpret the NAREIT definition differently than the Company does or that compute FFO and AFFO in a different manner.

Forward-Looking Statement

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding expected financial performance or other financial items; any statements concerning our plans, strategies, objectives and expectations for future operations and our pipeline of acquisition opportunities and expected acquisition activity; any statements regarding the expected size and growth of the healthcare real estate market, and any statements regarding future economic conditions or performance, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Important factors that could cause the Company’s actual results to differ materially from estimates, stated expectations or projections contained in the Company’s forward-looking statements are set forth in the “Risk Factors” section and elsewhere in the reports the Company has filed with the U.S. Securities and Exchange Commission, including that unfavorable global and domestic economic conditions may adversely impact the Company’s business, the Company may not be successful in completing acquisitions in its investment pipeline or that it identifies and pursues in the future, and the Company’s expenses may be higher than anticipated. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

COMPANY CONTACT:		INVESTOR RELATIONS:

-OR-

Global Medical REIT Inc.		The Equity Group Inc.

Danica Holley		Jeremy Hellman
Chief Operating Officer		Senior Associate
(202) 524-6854 / danicah@globalmedicalreit.com		(212) 836-9626 / jhellman@equityny.com

Adam Prior
Senior Vice-President
(212) 836-9606 / aprior@equityny.com

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Global Medical REIT Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue
Rental revenue	$1,932,425	$482,131	$4,994,172	$1,392,669
Other income	70,225	4,971	93,196	12,471
Total revenue	2,002,650	487,102	5,087,368	1,405,140

Expenses
Acquisition fees – related party	-	227,000	754,000	227,000
General and administrative	1,721,676	150,810	2,978,415	291,591
Management fees – related party	627,147	90,000	807,147	270,000
Depreciation expense	585,449	153,148	1,528,281	446,491
Interest expense	1,051,204	363,937	3,443,113	988,825
Total expenses	3,985,476	984,895	9,510,956	2,223,907
Net loss	$(1,982,826)	$(497,793)	$(4,423,588)	$(818,767)

Net loss per share – Basic and Diluted	$(0.11)	$(1.99)	$(0.68)	$(3.28)

Weighted average shares outstanding – Basic and Diluted	17,371,743	250,000	6,514,230	250,000

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Global Medical REIT Inc.

Consolidated Balance Sheets

	As of
	September 30,	December 31,
	2016	2015
Assets	(unaudited)

Investment in real estate:
Land	$11,733,852	$4,563,852
Building and improvements	113,094,766	51,574,271
	124,828,618	56,138,123
Less: accumulated depreciation	(2,517,532)	(989,251)
Investment in real estate, net	122,311,086	55,148,872
Cash	81,347,992	9,184,270
Restricted cash	805,776	447,627
Tenant receivables	177,369	-
Escrow deposits	903,636	454,310
Deferred assets	245,619	93,646
Total assets	$205,791,478	$65,328,725

Liabilities and Stockholders’ Equity (Deficit)

Liabilities:
Accrued expenses	$416,230	$683,857
Dividends payable	3,592,786	-
Security deposits	597,593	-
Due to related parties, net	1,135,302	847,169
Convertible debenture, due to related party	-	40,030,134
Notes payable to related parties	421,000	421,000
Notes payable, net of unamortized discount of $1,177,522 and $302,892 at September 30, 2016 and December 31, 2015, respectively	39,920,275	23,485,173
Total liabilities	46,083,186	65,467,333
Stockholders' equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock $0.001 par value, 500,000,000 shares authorized at September 30, 2016 and December 31, 2015, respectively; 17,605,675 and 250,000 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	17,606	250
Additional paid-in capital	171,143,411	3,011,790
Accumulated deficit	(11,452,725)	(3,150,648)
Total stockholders' equity (deficit)	159,708,292	(138,608)
Total liabilities and stockholders' equity (deficit)	$205,791,478	$65,328,725

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Global Medical REIT Inc.
Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating activities
Net loss	$(4,423,588)	$(818,767)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,528,281	446,491
Amortization of debt discount	215,449	89,850
LTIP unit compensation expense	830,827	-
Changes in operating assets and liabilities:
Restricted cash	(438,189)	-
Tenant receivables	(177,369)	(25,058)
Deferred assets	(222,324)	1,567
Accrued expenses	(267,627)	(44,248)
Security deposits	597,593	-
Accrued management fees due to related party	297,147	270,000
Net cash used in operating activities	(2,059,800)	(80,165)

Investing activities
Escrow deposits for purchase of properties	394,310	-
Loans to related party	(39,000)	(71,683)
Purchase of buildings and improvements	(68,690,495)	(11,608,672)
Net cash used in investing activities	(68,335,185)	(11,680,355)

Financing activities
Net proceeds received from initial public offering	137,358,367	-
Change in restricted cash	80,040	837
Escrow deposits required by third party lenders	(843,636)	-
Loans received from related parties	29,986	51,198
Proceeds from convertible debenture, due to related party	-	4,545,838
Repayment of convertible debenture, due to related party	(10,000,000)	-
Proceeds from notes payable to related parties	450,000	350,000
Repayment of notes payable from related parties	(450,000)	-
Proceeds from notes payable from acquisitions	41,320,900	7,377,500
Payments on notes payable from acquisitions	(24,011,168)	(256,704)
Payments of deferred financing costs	(1,090,079)	(137,735)
Dividends paid to stockholders	(285,703)	(170,400)
Net cash provided by financing activities	142,558,707	11,760,534

Net increase in cash and cash equivalents	72,163,722	14
Cash and cash equivalents—beginning of period	9,184,270	88,806
Cash and cash equivalents—end of period	$81,347,992	$88,820

Supplemental cash flow information:
Cash payments for interest	$3,696,467	$961,383
Noncash financing and investing activities:
Conversion of convertible debenture due to ZH USA, LLC to shares of common stock	$30,030,134	$-
Reclassification of deferred initial public offering costs to additional paid-in capital	$1,681,259	$-
Accrued dividends payable	$3,592,786	$-

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Global Medical REIT Inc.
Reconciliation of Funds from Operations (FFO)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net loss	$(1,982,826)	$(497,793)	$(4,423,588)	$(818,767)
Depreciation expense	585,449	153,148	1,528,281	446,491
FFO	$(1,397,377)	$(344,645)	$(2,895,307)	$(372,276)

FFO per Share	$(0.08)	$(1.38)	$(0.44)	$(1.49)

Weighted Average Shares Outstanding	17,371,743	250,000	6,514,230	250,000

Global Medical REIT Inc.
Reconciliation of Adjusted Funds from Operations (AFFO)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

FFO	$(1,397,377)	$(344,645)	$(2,895,307)	$(372,276)
Acquisition costs	-	227,000	754,000	227,000
Straight line deferred rental revenue	(90,905)	-	(222,324)	-
Stock-based compensation expense	830,827	-	830,827	-
Amortization of debt discount	62,604	30,257	215,449	89,850
AFFO	$(594,851)	$(87,388)	$(1,317,355)	$(55,426)

AFFO per Share	$(0.03)	$(0.35)	$(0.20)	$(0.22)

Weighted Average Shares Outstanding	17,371,743	250,000	6,514,230	250,000

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